Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153 DRAFT

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2014 Financial Results and Provides Quarterly Update

-Quarterly Conference Call Today at 8:00 am ET-

WALTHAM, MA, October 25, 2013 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, today reported financial results for the three-month period ended September 30, 2013 — the first quarter of the Company’s 2014 fiscal year. ImmunoGen also provided an update on Kadcyla®, the Company’s wholly owned product candidates, other partner programs and the latest additions to its industry-leading ADC technology portfolio.

“Kadcyla is already making a difference for many patients in the US, and the number of countries in which it is available internationally is increasing rapidly,” commented Daniel Junius, President and CEO. “We believe its lead indication provides a meaningful market opportunity for Kadcyla, with many additional indications in development by Roche.”

Mr. Junius continued, “Achievements with our wholly owned clinical-stage product candidates include completion of patient enrollment in our NORTH Phase II trial with IMGN901, which keeps us on track to make next-step decisions for this product candidate by mid-2014. We are making progress with IMGN853 and expect to report disease-specific Phase I data mid next year. In 2014, we also expect to report the first clinical findings with IMGN529 and potentially the first data with our newest clinical-stage compound, our EGFR-targeting IMGN289. These different product candidates reflect many enhancements we have made to our ADC technology portfolio in recent years, and our presentations at the recent AACR-NCI-EORTC conference underscore our ongoing commitment to leadership in the ADC field.”

Kadcyla (ado-trastuzumab emtansine)

Kadcyla utilizes ImmunoGen’s ADC technology with Roche’s Herceptin® (trastuzumab) antibody and is being developed and commercialized by Roche under an agreement with ImmunoGen. Recent developments include:

•                  Sales development in the US, a positive CHMP opinion for the European Union, and approvals and/or launches in additional countries, including approval in Japan.

•                  Roche reported Kadcyla sales year-to-date September 30, 2013 were 152 million CHF in the US and 4 million CHF ex-US (in total, approximately $168 million). ImmunoGen receives and recognizes royalties on Kadcyla sales the quarter after the quarter in which Roche records the sales.

•                  Positive results from the TH3RESA trial were presented at the 2013 European Cancer Congress.

•                  Roche reported its plans to conduct a pivotal trial assessing Kadcyla for neoadjuvant use in early stage HER2-positive breast cancer. It expects to start this trial in 2Q2014 and for the pCR (pathological complete response) data to be available in late 2015.

•                  Roche continues to expect results from its first-line MARIANNE trial in 2014. It expects to apply in 2015 for marketing approval of Kadcyla for first-line treatment of HER2-positive metastatic breast cancer with MARIANNE data and for treatment of advanced HER2-positive gastric cancer with GATSBY data.

ImmunoGen Wholly Owned Product Candidates

IMGN901 is in Phase II testing for the first-line treatment of extensive disease small-cell lung cancer. An ADC, IMGN901 targets CD56.

•                  Patient enrollment in the Phase II NORTH trial was completed in late September 2013.

•                  ImmunoGen expects to have the data needed to make IMGN901 next-step decisions by mid-2014 and to report data from this trial at one or more medical conferences in 2014.

IMGN853 is a folate receptor α (FRα)-targeting ADC in Phase I testing for the treatment of FRα-positive solid tumors, which include many ovarian and endometrial cancers as well as certain non-small cell lung cancers.

•                  ImmunoGen expects to report the first disease-specific data with IMGN853 in mid-2014.

IMGN289 is an EGFR-targeting ADC and ImmunoGen’s third wholly owned compound for solid tumor indications. It is a potential new treatment for squamous cell lung, head and neck, and other EGFR-positive cancers, including those resistant to EGFR inhibition.

•                  Its Investigational New Drug (IND) application is active and the Company expects patient dosing in Phase I testing to begin this quarter.

IMGN529, ImmunoGen’s lead compound for hematological malignancies, is in Phase I testing for the treatment of non-Hodgkin lymphoma (NHL). An ADC, IMGN529 targets CD37, which is also on chronic lymphocytic leukemia.

•                 ImmunoGen expects to report the first IMGN529 clinical data in 2014 and also to begin its assessment in NHL subtypes in 2014.

Other Partner Programs

Multiple leading companies in oncology are developing anticancer compounds through partnerships with ImmunoGen. Companies licensing limited rights to use ImmunoGen’s ADC technology include Amgen, Bayer HealthCare, Biotest, Eli Lilly, Novartis, Roche and Sanofi. In

addition to Kadcyla, seven other compounds are in clinical testing through ImmunoGen’s collaborative partnerships.

•                  Clinical data for three partner compounds — SAR3419, SAR650984, and BT-062 — have been accepted for presentation at a medical meeting in December 2013.

•                  ImmunoGen expects clinical data for one or more partner compounds to be reported at the American Association for Cancer Research (AACR) and American Society of Clinical Oncology (ASCO) annual meetings in April and May/June 2014, respectively.

•                  ImmunoGen expects one or more partner IND submissions in 2014.

The first clinical data for SAR566658 were reported at an AACR-NCI-EORTC conference earlier this month.

•                  SAR566658 is in development for the treatment of CA6-positive cancers, which include certain breast and ovarian cancers.

•                  In the dose-finding portion of this Phase I trial, SAR566658 was found to be generally well tolerated and a recommended dose was established for further clinical testing of the compound. Objective responses and stable disease were reported.

ImmunoGen ADC Technology

There is notable clinical support for ImmunoGen’s tubulin-acting maytansinoid ADC technology, including the findings in Phase II and III randomized trials with Kadcyla as well as Phase I findings for multiple product candidates.

•                  Objective responses and sustained clinical benefit have been reported with ImmunoGen and partner ADCs for many different types of cancers.

The Company continues to further augment its technology portfolio to extend the potential for effective, well-tolerated ADCs while maintaining its leadership in the field.

•                  Multiple engineered linkers have been developed by the Company and introduced into new ADCs, with clinical findings reported.

•                  ImmunoGen scientists have developed a new class of payload agents, DNA-acting IGNs, to extend the opportunity for ADCs to include cancers not responsive to tubulin-acting agents, those with low levels of antigen expression, and those with multidrug resistance.

Financial Results

For the Company’s quarter ended September 30, 2013 (1Q FY2014), ImmunoGen reported a net loss of $11.2 million, or $0.13 per basic and diluted share, compared to a net loss of $25.2 million, or $0.30 per basic and diluted share, for the same quarter last year (1Q FY2013).

Revenues for 1Q FY2014 were $17.2 million, compared to $4.1 million for 1Q FY2013. Revenues in the current period include $13.2 million of license and milestone fees, compared to $0.9 million in 1Q FY2013. The FY2014 fees include $7.8 million of amortization of upfront license fees from Lilly that were recognized due to Lilly taking a development and commercialization license in August 2013. They also include a $5.0 million milestone from Roche earned with the approval of Kadcyla in Japan. Revenues in 1Q FY2014 also include $2.1 million of royalty payments received from Roche in September 2013 for sales of Kadcyla during the three-month period ended June 30, 2013, $2.0 million of research and development support fees, compared to $1.4 million in such fees for 1Q FY2013, and negligible clinical materials revenue, compared to $1.8 million for 1Q FY2013. The differences in support fees and clinical material revenue are primarily due to the variable nature in the amount of research and in the number of batches of clinical materials produced and released to partners on a quarter-to-quarter basis.

Operating expenses in 1Q FY2014 were $28.6 million, compared to $29.3 million in 1Q FY2013. Operating expenses in 1Q FY2014 include research and development expenses of $22.0 million, compared to $23.7 million in 1Q FY2013. This change is primarily due to the sale of less clinical materials to our partners and thus lower associated expenses and to less cost for third-party production of antibody for use in our own clinical materials, partially offset by increased personnel expenses. Operating expenses also include general and administrative expenses of $6.5 million in 1Q FY2014, compared to $5.6 million in 1Q FY2013. This increase is primarily due to increased personnel expenses, including severance expense related to the departure of the former chief financial officer.

ImmunoGen had approximately $174.8 million in cash and cash equivalents as of September 30, 2013, compared with $195.0 million as of June 30, 2013, and had no debt outstanding in either period. Cash used in operations was $23.6 million in the first three months of FY2014, compared with $21.0 million in the same period in FY2013. Capital expenditures were $0.6 million and $1.0 million for the first three months of FY2014 and FY2013, respectively.

Updated Financial Guidance for FY 2014

ImmunoGen is updating its financial guidance for FY2014 from that issued in August 2013. ImmunoGen now expects:

•                  Revenues to be between $71 million and $75 million, increased from the $66 million to $70 million range projected previously;

•                  Operating expenses to be between $140 million and $144 million, unchanged from the range projected previously;

•                  Net loss to be between $67 million and $71 million, reduced from the $72 million to $76 million range projected previously;

•                  Net cash used in operations to be between $69 million and $73 million, reduced from the $74 million to $78 million range projected previously;

•                  Capital expenditures to between $8 million and $10 million, increased from the $6 million to $8 million range projected previously; and

•                 To end its fiscal year on June 30, 2014 with cash and cash equivalents of between $119 million and $123 million, increased from the $114 million to $118 million range projected previously.

The changes in projected revenue, net loss, cash used in operations, and ending cash and cash equivalents principally reflect the milestone payment earned with approval of Kadcyla in Japan, which had not been anticipated to occur during this fiscal year.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-981-5507; the passcode is 2847961. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 8, 2013.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses a tumor-targeting engineered antibody to deliver one of ImmunoGen’s highly potent cancer-cell killing agents specifically to tumor cells. The most advanced compound with ImmunoGen’s ADC technology is Roche’s Kadcyla, which is marketed in the US by Genentech and is also gaining approvals internationally. ImmunoGen has four wholly owned clinical-stage product candidates, with additional compounds in the clinic through its partnerships with Amgen, Bayer HealthCare, Biotest and Sanofi. More information about the Company can be found at www.immunogen.com.

Kadcyla® and Herceptin® are registered trademarks of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2014 fiscal year; its cash and marketable securities as of June 30, 2014; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION (in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2013	2013
ASSETS

Cash and cash equivalents	$174,838	$194,960
Other assets	25,186	18,636

Total assets	$200,024	$213,596

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$16,541	$19,173
Long-term portion of deferred revenue and other long-term liabilities	64,042	72,576
Shareholders’ equity	119,441	121,847

Total liabilities and shareholders’ equity	$200,024	$213,596

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2013	2012

Revenues:
License and milestone fees	$13,167	$933
Royalty revenue	2,053	—
Research and development support	1,990	1,377
Clinical materials revenue	8	1,781

Total revenues	17,218	4,091

Expenses:
Research and development	22,029	23,700
General and administrative	6,526	5,639

Total operating expenses	28,555	29,339

Loss from operations	(11,337)	(25,248)

Other income, net	111	56

Net loss	$(11,226)	$(25,192)

Net loss per common share, basic and diluted	$(0.13)	$(0.30)

Weighted average common shares outstanding, basic and diluted	85,010	83,350